[FHLBank Atlanta logo]

News Release

Oct. 28, 2010

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Third Quarter 2010 Operating Highlights

ATLANTA, Oct. 28, 2010 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended Sept. 30, 2010. The Bank will announce full third quarter 2010 unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about Nov. 9, 2010.

The Bank reported net income of approximately $74 million for the third quarter of 2010, an increase of approximately $63 million from net income of approximately $11 million for the third quarter of 2009. The increase in net income was due primarily to a $36 million increase in net interest income, a $115 million decrease in other-than-temporary impairment losses recognized in net income, a $13 million increase in net gains on trading securities, partially offset by a $75 million decrease in income from derivatives and hedging activities, and a $23 million increase in total assessments.

"The Bank's third quarter performance reflects consistent earnings in our core lending activity," said Jill Spencer, the Bank's Interim President and Chief Executive Officer. "In addition, the Bank continued to build retained earnings - which now exceed $1 billion - and it repurchased excess capital stock during the quarter, representing two signs of strength and stability."

As of Sept. 30, 2010, the Bank had total assets of approximately $141.5 billion, a decrease of approximately $9.8 billion from Dec. 31, 2009. This decrease was due primarily to a reduction in member advances.

The Bank's retained earnings balance was approximately $1.1 billion as of Sept. 30, 2010, an increase of approximately $178 million, or 20 percent, from Dec. 31, 2009. Capital stock declined from $8.1 billion at December 31, 2009 to $7.5 billion at Sept. 30, 2010 as a result of the Bank's repurchase of $507 million in excess activity-based capital stock.

The Bank's third quarter 2010 performance resulted in an annualized return on equity (ROE) of 3.71 percent as compared to 0.55 percent for the third quarter of 2009. This increase in ROE was due primarily to an increase in net income during the third quarter of 2010 compared to the third quarter of 2009. The ROE spread to average three-month LIBOR increased between the periods, equaling approximately 3.32 percent for the third quarter of 2010 as compared to 0.14 percent for the third quarter of 2009. The increase in this spread was due primarily to an increase in net income.

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Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

Statements of Condition	Sept. 30, 2010	Dec. 31, 2009
Investments	$39,126	$32,940
Advances, net	99,425	114,580
Mortgage loans held for portfolio, net	2,194	2,522
Total assets	141,492	151,311
Consolidated obligations, net	125,541	138,577
Total capital stock	7,480	8,124
Retained earnings	1,051	873
Accumulated other comprehensive loss	(451)	(744)
Total capital	8,080	8,253
Capital-to-assets ratio (GAAP)	5.71%	5.45%
Capital-to-assets ratio (Regulatory)	6.38%	6.07%

Operating Results and Performance Ratios	Three Months Ended Sept. 30,
	2010	2009
Net interest income	$138	$102
Net impairment losses recognized in earnings	(14)	(129)
Other income	9	71
Total other expense	32	29
Total assessments	27	4
Net income	74	11
Return on average assets	0.21%	0.03%
Return on average equity	3.71%	0.55%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about Nov. 9, 2010 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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